Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
March 31, 2008	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Completes Spin-Off of Local Exchange and Related

Businesses in Maine, New Hampshire and Vermont

Spinco Then Merged With FairPoint Communications, Resulting in FairPoint

Shares Issued to Verizon Stockholders of Record on March 7

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today announced the completion of the spin-off of the shares of Northern New England Spinco Inc. (Spinco) to Verizon stockholders. Spinco held specified assets and liabilities that were used in Verizon’s local exchange business and related activities in Maine, New Hampshire and Vermont. Immediately following the spin-off, Spinco merged with FairPoint Communications, Inc. (NYSE: FRP), resulting in Verizon stockholders collectively owning approximately 60 percent of FairPoint common stock.

Verizon stockholders are receiving one share of FairPoint common stock for every 53.0245 shares of Verizon common stock they owned as of March 7, 2008. This is equivalent to 0.0189 shares of FairPoint common stock for each share of Verizon common stock owned as of March 7, 2008. FairPoint will pay cash in lieu of any fraction of a share of FairPoint common stock.

Verizon News Release, page 2

As a result of the transaction, the intercompany indebtedness of Verizon New England Inc., an indirect wholly-owned subsidiary of Verizon, will be reduced by slightly more than $500 million, and Verizon’s external indebtedness is expected to be reduced by approximately $1.4 billion.

No Effect on Verizon Stock Certificates

Holders of Verizon common stock are not required to pay for any shares of FairPoint common stock they receive in this transaction, and they also retain all of their shares of Verizon common stock. This means that Verizon stockholders are not being asked to surrender their shares of Verizon common stock in the spin-off or the merger, or return their Verizon stock certificates.

Two-Way Trading in Verizon Common Stock Continues

Through Close of Business Today

Beginning March 5 and continuing through the close of business today, there have been two markets in Verizon common stock on the New York Stock Exchange: a “regular way” market (which included the right to receive shares of Spinco common stock to be converted to FairPoint common stock) and an “ex-distribution” market (which excluded this right, under the ticker symbol “VZ wi”).

Verizon has been advised by the NYSE that regular way trading under the symbol “VZ” includes the right to receive Spinco common stock through the close of business today. Similarly, when-issued trading in Verizon common stock under the symbol “VZ wi” will continue on the NYSE through the close of business today. As a result, if a Verizon stockholder sells shares of Verizon common stock under the symbol “VZ” through the close of business today, the Verizon stockholder will continue to be selling both his or her shares of Verizon common stock and the associated right to receive shares of FairPoint common stock in the merger of Spinco and FairPoint.

Verizon News Release, page 3

For further information, see the Current Report on Form 8-K filed by Spinco with the Securities and Exchange Commission on Feb. 29, 2008 and available online at www.sec.gov.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 66 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of nearly 235,000 and last year generated consolidated operating revenues of $93.5 billion. For more information, visit www.verizon.com.

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